Exhibit 2

Consent of Independent Actuary

The Board of Directors
Kingsway Financial Services Inc.

I consent to the use of my Actuary’s Report dated March 31, 2010 with respect to my review of management’s valuation of the unpaid claim liabilities of the insurance and reinsurance subsidiaries of Kingsway Financial Services Inc. for its consolidated balance sheet as at December 31, 2009 and their changes in the consolidated statement of operations for the year then ended, which is included in this annual report on Form 40-F.

/s/ Pierre Laurin

Pierre Laurin, Towers Watson
Fellow Canadian Institute of Actuaries
Toronto, Canada
March 31, 2010

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